SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2012

Tii Network Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

001-08048	66-0328885
(Commission File No.)	(IRS Employer Identification No.)

141 Rodeo Drive, Edgewood, New York	11717
(Address of Principal Executive Offices)	(Zip Code)

(631) 789-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2012, the Company’s Board of Directors appointed Stacey L. Moran, the Company’s Vice President – Finance, Chief Financial Officer, Secretary and Treasurer, as a Class III director to fill the vacancy in the Board resulting from the previously reported resignation of Kenneth A. Paladino.  Ms. Moran will stand for election at the Company’s 2012 Annual Meeting of Stockholders scheduled to be held on May 15, 2012.  There were no arrangements or understandings between Ms. Moran and any other person pursuant to which Ms. Moran was selected as a director of the Company.  Ms. Moran has not been, and is not expected to be, named to any committee of the Board of Directors.  There are no transactions to which the Company or any of its subsidiaries is a party and in which Ms. Moran has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

On April 13, 2012, the Company entered into Amended and Restated Termination Severance Agreements with Stacey L. Moran, the Company’s Vice President – Finance, Chief Financial Officer, Secretary and Treasurer, and David E. Foley, Vice President – Technology, to amend the period during which severance pay would be paid to them, subject to the terms and conditions of the agreement, from six months to one year.

The Amended and Restated Termination Severance Agreements of Ms. Moran and Mr. Foley are annexed to this Report as Exhibits 99.1 and 99.2, respectively, and the foregoing discussion is qualified, in its entirety, by reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

99.1	Amended and Restated Termination Severance Agreement, dated April 13, 2012, between the Company and Stacey L. Moran.

99.2	Amended and Restated Termination Severance Agreement, dated April 13, 2012, between the Company and David E. Foley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tii Network Technologies, Inc.

Date: April 17, 2012	By:	/s/ Brian Kelley
Brian Kelley,
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Amended and Restated Termination Severance Agreement, dated April 13, 2012, between the Company and Stacey L. Moran.

99.2	Amended and Restated Termination Severance Agreement, dated April 13, 2012, between the Company and David E. Foley.